Exhibit 99.1

China Automotive Systems announces special CASH dividend

- First Cash Dividend Announced by CAAS -

WUHAN, China, May 27, 2014 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced that the Board of Directors has declared a special cash dividend of US$0.18 per common share, which represents a total payment to shareholders of approximately US$5 million. The special cash dividend is payable on or about July 28, 2014 to shareholders of record as of the close of business on Thursday, June 26, 2014.

China Automotive Systems' Board of Directors approved the special cash dividend after reviewing the Company's recent financial performance, current financial condition and expected cash requirements and cash flows. Each cash dividend per common share will be treated for tax purposes as return of capital to shareholders. Such dividends will not be reported as taxable income to the recipients, but will instead generally be treated as a reduction in the shareholder's basis in the stock.

Mr. Hanlin Chen, chairman of CAAS, stated, "We are pleased to issue our first cash dividend to reward our shareholders for their support and confidence. The special dividend provides the flexibility for us to use our cash resources and future cash flows to support our growing operations while enhancing returns to our shareholders. Our cash dividend demonstrates our strong financial condition and our confidence in our future."

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 4.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler N.A. in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 31, 2014, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

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